EXHIBIT 10.2
SECOND AMENDMENT TO THE
ODYSSEY HEALTHCARE, INC.
2001 EQUITY-BASED COMPENSATION PLAN
     THIS SECOND AMENDMENT is made effective as of May 5, 2005 (the “Effective Date”) by Odyssey Healthcare, Inc., a Delaware corporation (the “Company”).
WITNESSETH:
     WHEREAS, the Company sponsors the Odyssey Healthcare, Inc. 2001 Equity-Based Compensation Plan (the “Plan”) for the benefit of its eligible employees and their beneficiaries;
     WHEREAS, pursuant to Section 10(c) of the Plan the Board of Directors of the Company (the “Board”) may amend or alter the Plan without the consent of stockholders or participants, provided that, any such amendment or alteration, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of The NASDAQ Stock Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided further that, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of any participant under any previously granted and outstanding award;
     WHEREAS, the Plan was recently amended to provide that upon a change in control of the Company, the Committee shall fully accelerate the vesting schedule associated with all awards and either require the mandatory surrender of options for cash consideration or provide that the fully vested options shall be exercisable for a given period and shall thereafter expire;
     WHEREAS, pursuant to the Plan as currently drafted the commencement of certain tender offers constitutes a change in control for purposes of the Plan; and
     WHEREAS, the Board believes that, in light of the automatic accelerated vesting provision recently added to the Plan, it is in the best interest of the Company to provide that the completion of certain tender offers as opposed to the commencement of certain tender offers constitutes a change in control.
     NOW, THEREFORE, the Plan is hereby amended as follows:
     Section 2(g)(i) is hereby amended in its entirety, effective on the Effective Date, to read as follows:
     (i) The agreement to acquire or the completion of a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act by any individual, entity or group (within the meaning of section 13(d)3 or 14(d)(2) of the Exchange Act)) (a “Person”), of 50% or more of either (x) the then outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or
     NOW, THEREFORE, be it further provided that, except as provided above, the Plan shall continue to read in its current state.
     IN WITNESS WHEREOF, this Second Amendment has been executed by a duly authorized officer of the Company as of the date set forth in the introductory paragraph and effective as set forth herein.

ODYSSEY HEALTHCARE, INC.
a Delaware corporation

By:	/s/ Richard R. Burnham

Name:	Richard R. Burnham

Title:	President and Chief Executive Officer

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